SWK Holdings Corporation Announces 2015 First Quarter Financial Results

•	Total revenues increased by 58% to approximately $5.8 million for the first quarter of 2015, compared to $3.7 million for the first quarter of 2014

•	Net income increased 55% to $2.3 million, or $0.02 per share for the first quarter of 2015, compared to $1.5 million, or $0.04 per share for the first quarter of 2014

•	Non-GAAP Adjusted net income increased 77% to $3.5 million, or $0.03 per share for the three months ending March 31, 2015, compared to. $2.0 million, or $0.05 per share for the first quarter of 2014.

•	Book value increased to $1.42 per share

Dallas, TX, May 11, 2015 – SWK Holdings Corporation (SWKH.OB) (“SWK” or the “Company”), a life science focused specialty finance company, announced today its first quarter 2015 financial results.

Brett Pope, Chief Executive Officer of SWK, stated, “Our first quarter results reflect the continued growth in our portfolio as we continue to look to allocate our capital to situations where we can earn high risk-adjusted returns. Our pipeline remains robust and we continue to work to compound book value per share for our shareholders.”

Portfolio Overview

As of March 31, 2015, the Company's total income producing assets were approximately $105.8 million as compared to $102.4 million as of December 31, 2014.

(in thousands, except per share data)	March 31,	December 31,
	2015	2014

Finance receivables	$95,456	$93,347
Marketable investments	6,349	4,849
Investment in unconsolidated subsidiary	8,740	9,044
Less non-controlling interest	(4,704)	(4,867)
Total income producing assets	$105,841	102,373

SWK has funded an additional $10 million since March 31, 2015, through two transactions. SWK has now executed sixteen transactions under its strategy, deploying approximately $134.6 million across a variety of opportunities:

•	$16.3 million in four transactions where SWK purchased or financed royalties generated by the sales of life science products and related intellectual property;
•	$110.7 million in eleven transactions where SWK receives interest and other income by advancing capital in the form of secured debt backed by royalties paid by companies in the life science sector;
•	$6 million in one transaction where SWK acquired an indirect interest in the U.S. marketing authorization rights to a pharmaceutical product where SWK ultimately receives cash flow distributions from the product; and
•	$1.7 million in one transaction where SWK purchased shares of preferred stock, which includes $0.2 million in lieu of cash payment.

Revenues

SWK generated revenues of $5.8 million for the three months ended March 31, 2015, driven primarily by $4.2 million in interest and fees earned on finance receivables and marketable securities and $1.6 million in income related to the Company's investment in an unconsolidated partnership. SWK generated revenues of $3.7 million for the three months ended March 31, 2014, driven primarily by $2.1 million in interest and fees earned on finance receivables and marketable securities and $1.5 million in income related to the Company's investment in an unconsolidated partnership. The increase in SWK's portfolio from 9 investments in the first quarter of 2014 compared to 14 investments in the first quarter of 2015 was the primary driver for the significant increase in revenues.

Costs and Expenses

General and administrative expenses consist primarily of compensation, stock-based compensation and related costs for management, staff, Board of Directors, legal and audit expenses, and corporate governance. General and administrative expenses increased to $1.2 million for the three months ended March 31, 2015 from $0.7 million for the comparable period in 2014, due to increased income-based bonus expense and stock-based compensation expenses.

Interest expense for the three months ended March 31, 2015 was $0.4 million, which consists of debt issuance cost amortization, $0.2 million of which was related to the warrant issued to Carlson Capital at the closing of the credit facility and $0.2 million for legal and other expenses related to the credit facility. These debt issuance costs were accelerated during the quarter after the expiration of the draw period of the credit facility. Interest expense for the three months ended March 31, 2014, was $0.2 million.

Other Income

Other income for the three months ended March 31, 2015 was $0.4 million of fair market value gains on the warrant derivatives. Other income for the three months ended March 31, 2014, was $0.2 million of fair market value gains on the warrant derivatives.

Liquidity and Capital Resources

As of March 31, 2015, SWK had $59.5 million in cash and cash equivalents compared to $58.7 million in cash and cash equivalents as of December 31, 2014.

Net Income and Non-GAAP Adjusted Net Income for the First Quarter Ending March 31 of 2015

Net income under generally accepted accounting principles in the U.S. (“GAAP”) for the three months ended March 31, 2015, was $2.3 million, or $0.02 per share. The table below eliminates provisions for income taxes and non-cash mark-to-market changes on warrant assets and warrant liability, and warrant-related debt issuance costs. The following tables provide a reconciliation of our reported (GAAP) statements of operations to the Company's adjusted statements of operations (Non-GAAP) for the three months ended March 31, 2015, and 2014:

(in thousands, except per share data)	Quarter Ended March 31,
	2015	2014

Income before provision for income tax	$4,573	$2,964

Plus warrant-related debt issuance costs	155	—
Less : increase in fair market value of warrants	(371)	(154)
Adjusted income before provision for income tax	4,357	2,810
Adjusted provision for income taxes	—	—
Non-GAAP consolidated net income	4,357	2,810
Non-GAAP net income attributable to non-controlling interest	811	801
Non-GAAP net income attributable to SWK Holdings Corporation Stockholders	$3,546	$2,009

Adjusted basic income per share	$0.03	$0.05
Adjusted diluted income per share	$0.03	$0.05

2

The Company reports its financial results in accordance with GAAP (sometimes referred to herein as "reported"). However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information that should be considered when assessing the Company’s ongoing performance. In the presentation above, management has eliminated the following non-cash items: (i) fair-market value of warrants as mark to market changes are non-cash, (ii) warrant-related debt issuance costs as the expense is non-cash, and (iii) income taxes as the Company has substantial net operating losses to offset against future income. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company's performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. The Company’s non-GAAP financial information does not represent a comprehensive basis of accounting.

About SWK Holdings Corporation

SWK Holdings Corporation is a specialized finance company with a focus on the global healthcare sector. SWK partners with ethical product marketers and royalty holders to provide flexible financing solutions at an attractive cost of capital to create long-term value for both SWK’s business partners and its investors. SWK believes its financing structures achieve an optimal partnership for companies, institutions and inventors seeking capital for expansion or capital and estate planning by allowing its partners to monetize future cash flow with minimal dilution to their equity stakes. Additional information on the life science finance market is available on the Company’s website at www.swkhold.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “look forward,” “intend,” “guidance,” “future” or similar expressions are forward-looking statements. Because these statements reflect SWK’s current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption “Risk Factors” in SWK’s Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein or therein, could affect the Company’s future financial results and could cause actual results to differ materially from those expressed in such forward-looking statements. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause the Company’s actual results to differ materially from expected and historical results. You should not place undue reliance on any forward-looking statements, which speak only as of the date they are made. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

3

SWK HOLDINGS CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

Derived from unaudited financial statements

	March 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$59,487	$58,728
Accounts receivable	1,139	1,053
Prepaid expenses and other assets	168	32
Finance receivables	95,456	93,347
Marketable investments	6,349	4,849
Investment in unconsolidated entities	8,740	9,044
Deferred tax asset	18,600	20,106
Warrant assets	1,406	679
Debt issuance costs	—	381
Total assets	$191,345	$188,219

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$1,545	$864
Warrant liability	586	421
Total liabilities	2,131	1,285

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.001 par value; 250,000,000 shares authorized;131,135,092 and 131,058,303 shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	131	131
Additional paid-in capital	4,432,551	4,432,364
Accumulated deficit	(4,248,172)	(4,250,428)
Total SWK Holdings Corporation stockholders’ equity	184,510	182,067
Non-controlling interests in consolidated entities	4,704	4,867
Total stockholders’ equity	189,214	186,934
Total liabilities and stockholders’ equity	$191,345	$188,219

4

SWK HOLDINGS CORPORATION

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(In thousands, except per share data)

Derived from unaudited financial statements

	Three Months Ended March 31,
	2015	2014

Revenues
Finance receivable interest income, including fees	$4,145	$2,031
Marketable investments interest income	90	91
Income related to investments in unconsolidated entities	1,551	1,503
Other	15	43
Total Revenues	5,801	3,668
Costs and expenses:
Interest expense	381	189
General and administrative	1,218	669
Total costs and expenses	1,599	858
Other income:
Unrealized net gain on derivatives	371	154
Income before provision for income tax	4,573	2,964
Provision for income tax	1,506	706
Consolidated net income	3,067	2,258
Net income attributable to non-controlling interests	811	801

Net income attributable to SWK Holdings Corporation Stockholders	$2,256	$1,457

Net income per share attributable to SWK Holdings Corporation Stockholders
Basic	$0.02	$0.04
Diluted	$0.02	$0.04
Weighted Average Shares
Basic	129,964	41,462
Diluted	130,046	41,530

5

SWK HOLDINGS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

Derived from unaudited financial statements

	Three Months Ended March 31,
	2015	2014

Cash flows from operating activities:
Net income	$3,067	$2,258
Adjustments to reconcile net income to net cash provided by operating activities:
Income from investments in unconsolidated entities	(1,551)	(1,503)
Deferred income taxes	1,506	706
Interest income in excess of cash collected	(33)	(431)
Loan discount amortization and fee accretion	(344)	(72)
Change in fair value of warrants	(371)	(154)
Stock-based compensation	197	76
Debt issuance cost amortization	381	35
Property and equipment depreciation	1	—
Changes in operating assets and liabilities:
Accounts receivable	(86)	172
Prepaid expenses and other assets	(87)	(273)
Accounts payable and accrued liabilities	681	443
Net cash provided by operating activities	3,361	1,257

Cash flows from investing activities:
Net increase in finance receivables	(3,423)	(11,975)
Cash distributions from investments in unconsolidated entities	1,855	1,976
Purchases of property and equipment	(50)	—
Net cash used in investing activities	(1,618)	(9,999)

Cash flows from financing activities:
Proceeds from loan credit agreement	—	6,000
Costs of common stock issuance	(10)	—
Distributions to non-controlling interests	(974)	(1,055)
Net cash provided by (used in) financing activities	(984)	4,945

Net increase (decrease) in cash and cash equivalents	759	(3,797)
Cash and cash equivalents at beginning of period	58,728	7,664
Cash and cash equivalents at end of period	$59,487	$3,867

CONTACT: SWK Investor Relations at (972) 687-7250 or investor.relations@swkhold.com.

# # #

6